EXHIBIT 99.1

REPRO-MED SYSTEMS, INC., REPORTS 30% INCREASE IN REVENUE FOR FISCAL YEAR ENDED FEBRUARY 28, 2011

Chester, New York - March 31, 2011 - (PR NEWSWIRE) -- Repro-Med Systems Inc,
(REPR) dba RMS Medical Products, today announced unaudited financial results for its fiscal year ended February 28, 2011, showing increases in both domestic and international sales.

The medical devices company is the manufacturer of the FREEDOM60(R) Syringe Infusion System and the RES-Q-VAC(R) emergency hand held suction system. The company also produces expendables used in conjunction with those devices.

Andrew Sealfon, President and CEO of Repro-Med Systems, Inc., stated, "This is the strongest year since inception, with more than $4.9 million in sales revenue. In addition, the fourth quarter of fiscal year 2011 saw revenues in excess of $1.6 million and continues our positive progress for the fourth, consecutive year."

Financial highlights for the fiscal year ending February 28, 2011 include:

   o  Overall Net Revenue increased by 30%;

   o FREEDOM60(R) Syringe Infusion System overall product line revenue increased by 38%;

   o FREEDOM60(R) Syringe Infusion System international revenue increased by 83%;

   o Strongest sales quarter (fourth quarter ending February 28, 2011) and year in the company's 30-year history.

Mr. Sealfon noted, "We are pleased with the progress we have made in the past year and are looking for continued growth for the coming year, especially with new subcutaneous medications reaching the market served by our FREEDOM60(R)."

About the principal devices manufactured by Repro-Med Systems
(www.rmsmedpro.com):
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A primary use for the FREEDOM60(R) Syringe Infusion Pump is in subcutaneous administration of immune globulin due to its safe, controlled pressure and ability to adjust automatically to the flow. The inherently safe pressures used to deliver drugs to patients minimize discomfort, swelling and other complications sometimes found with conventional electric infusion devices. There are additional applications such as the delivery of antibiotics for the ambulatory patient.

RES-Q-VAC(R) is a hand operated suction system that fills a niche in emergency medicine, hospitals, and home care for immediate airway suction when and wherever needed. RES-Q-VAC(R) has patented filtration to minimize exposure of medical personnel to dangerous pathogens from patients infected with life threatening diseases such as tuberculosis and SARS. Because RES-Q-VAC(R) provides reliable suction without power, it is useful in disasters when the electricity fails.

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Forward Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Repro-Med's latest Annual Report filed with Securities and Exchange Commission on Form 10-K. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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